                                                                    EXHIBIT 99.1




N E W S   R E L E A S E

SUBJECT:  HAVERTY FURNITURE
          REPORTS RESULTS FOR SECOND QUARTER 2003

--------------------------------------------------------------------------------

ATLANTA, GEORGIA, JULY 31, 2003 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the second quarter ended June 30, 2003. Net income for the second quarter was $2.1 million or $0.10 per diluted share, a decrease from the second quarter 2002 net income of $3.7 million or $0.17 per diluted share.

For the six months ended June 30, 2003, net income was $7.0 million or $0.32 per diluted share versus the 2002 year-to-date net income of $10.5 million or $0.47 per diluted share.

Net sales for the second quarter of 2003 were $168.6 million, an increase of 2.3% over sales of $164.9 million for the corresponding quarter in 2002. As previously reported, comparable-store sales decreased 2.2% for the quarter.

Clarence H. Smith, president and chief executive officer, said, "Our earnings per share of $0.10 for the quarter was below last year's performance but a slightly better result than we expected when our sales were announced earlier this month. The second quarter, consistently our seasonally weakest of the year, was made more challenging in 2003 by overall economic and consumer confidence issues as well as by the transition of our distribution methods. Comparable-store sales decreased 2.2% for the second quarter this year preventing us from leveraging fixed overhead expenses that have risen due to our expansion.

"Gross profit margins for the second quarter were higher than last year due to the favorable shift towards merchandise offered under the Havertys brand name, but were lower than the first quarter level. Clearance sales of inventory related to the 13 local market warehouses closed during the quarter reduced overall gross profit margins somewhat as did the cost of certain credit promotions run during the hugely successful sales events surrounding the Memorial Day holiday," Smith continued.

"SG&A expenses increased 7.8% for the quarter as compared to last year, mostly in the occupancy, warehouse and delivery categories. These increases were driven by the higher fixed costs of ten new stores opened in the past twelve months, including those in three new major markets for Havertys. The two new distribution centers we opened in the third quarter last year also contributed to the higher costs this year, especially since duplicate costs could only now be eliminated as the last of our local warehouses in the East were closed and those markets transitioned to the new service method," added Smith.

"Inventory levels increased 3.7% versus a year ago, as compared to the 2.3% increase in total sales and an 8.5% increase in net retail square footage, where more than half of our inventories are maintained. Compared to the end of the first quarter, inventories were reduced by $4.4 million.


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NEWS RELEASE - May 8, 2002
HAVERTY FURNITURE COMPANIES, INC.                                         Page 2




"As we near the end of July, it appears total sales will be the highest of any month yet in 2003. Our comparable-store sales should also be positive, building on June's slight increase. We will be particularly pleased to attain this result since July last year was a relatively good month, with comps increasing 7.5%. Our two new distribution centers are being utilized more this month as business is better and 52 out of our 113 stores are now being served by these well-designed operations. The third and fourth quarters are the stronger seasonal quarters of the year for Havertys. Therefore, we believe we will have an opportunity to reduce our SG&A costs as a percent of sales through leveraging fixed costs and achieving economies of scale handling the extra volume. We also expect to further sharpen and enrich our systems and techniques as we strive to be the very best in serving our customers," Smith concluded.

Havertys is a full-service home furnishings retailer with 113 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Thursday, July 31, 2003 at 10:00 a.m. Eastern Daylight Time to review the second quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.



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NEWS RELEASE -- July 31, 2003                                             Page 3
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES


                                                        Condensed Consolidated Statements of Income
                                                        (Amounts in thousands except per share data)
                                                                       (Unaudited)

                                                      Quarter Ended                   Six Months Ended
                                                         June 30,                          June 30,
                                                --------------------------        ---------------------------

                                                  2003             2002              2003             2002
                                                ---------        ---------        ---------         ---------
Net sales                                       $ 168,634        $ 164,892        $ 344,014         $ 339,845
Cost of goods sold                                 87,988           86,734          177,456           177,431
                                                ---------        ---------        ---------         ---------
     Gross profit                                  80,646           78,158          166,558           162,414

Credit service charges                              1,629            2,151            3,521             4,534
                                                ---------        ---------        ---------         ---------
     Gross profit and other revenue                82,275           80,309          170,079           166,948

Expenses:
     Selling, general and administrative           76,927           71,373          155,543           142,967
     Interest                                       1,164            1,799            2,297             3,839
     Provision for doubtful accounts                  532              962            1,105             2,149
     Other expense (income), net                      232              187             (123)            1,237
                                                ---------        ---------        ---------         ---------
         Total expenses                            78,855           74,321          158,822           150,192
                                                ---------        ---------        ---------         ---------

Income before income taxes                          3,420            5,988           11,257            16,756

Income taxes                                        1,283            2,246            4,222             6,284
                                                ---------        ---------        ---------         ---------

     Net income                                 $   2,137        $   3,742        $   7,035         $  10,472
                                                =========        =========        =========         =========


Weighted average common shares - basic             21,862           21,631           21,845            21,519
Weighted average diluted common shares             22,152           22,388           22,036            22,321


Basic earnings per share                        $    0.10        $    0.17        $    0.32         $    0.49
Diluted earnings per share                      $    0.10        $    0.17        $    0.32         $    0.47



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NEWS RELEASE -- July 31, 2003                                            Page 4
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES


                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                              June 30,       December 31,     June 30,
                                                2003            2002            2002
                                              --------        --------        --------
Assets
     Cash and cash equivalents                $  4,295        $  3,764        $  1,838
     Accounts receivable,
         net of allowance                      111,460         126,074         155,797
     Inventories at LIFO cost                  115,994         113,328         111,803
     Other current assets                       12,661          20,659          11,106
                                              --------        --------        --------
         Total Current Assets                  244,410         263,825         280,544

     Property and equipment, net               150,901         134,203         157,974
     Deferred income taxes                       1,607           1,654           6,919
     Other assets                                4,510           5,157           2,971
                                              --------        --------        --------
                                              $401,428        $404,839        $448,408
                                              ========        ========        ========

Liabilities and Stockholders' Equity
     Notes payable to banks                   $     --        $     --        $ 13,500
     Accounts payable and
         accrued expenses                       76,453          88,843          83,290
     Current portion of long-term debt          12,682          12,677          12,275
                                              --------        --------        --------
             Total Current Liabilities          89,135         101,520         109,065

     Long-term debt and capital
         lease obligations                      73,335          69,821         122,606
     Other liabilities                           8,388           8,617           4,058
     Stockholders' equity                      230,570         224,881         212,679
                                              --------        --------        --------

                                              $401,428        $404,839        $448,408
                                              ========        ========        ========



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NEWS RELEASE - July 31, 2003                                             Page 5
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES


                 Condensed Consolidated Statements of Cash Flows
                             (Amounts in thousands)
                                   (Unaudited)

                                                                               Six Months Ended June 30,
                                                                                 2003             2002
                                                                               --------         --------
OPERATING ACTIVITIES
Net Income                                                                     $  7,035         $ 10,472
Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                                            8,430            7,837
         Provision for doubtful accounts                                          1,105            2,149
         (Gain) loss on sale of property and equipment                              (29)             (13)
                                                                               --------         --------
                                                               Subtotal          16,541           20,445

Changes in operating assets and liabilities                                       6,451           19,186
                                                                               --------         --------

                              NET CASH PROVIDED BY OPERATING ACTIVITIES          22,992           39,631
                                                                               --------         --------

INVESTING ACTIVITIES
Purchases of property and equipment                                             (16,466)         (19,434)
Proceeds from sale of property and equipment                                        770               35
Other investing activities                                                          647             (860)
                                                                               --------         --------

                                  NET CASH USED IN INVESTING ACTIVITIES         (15,049)         (20,259)
                                                                               --------         --------

FINANCING ACTIVITIES
Net increase (decrease) in borrowings under revolving credit facilities             800          (14,000)
Payments on long-term debt and capital lease obligations                         (6,684)          (5,588)
Treasury stock acquired                                                            (245)            --
Proceeds from exercise of stock options                                           1,178            3,409
Dividends paid                                                                   (2,466)          (2,233)
Other financing activities                                                            5              151
                                                                               --------         --------

                                  NET CASH USED IN FINANCING ACTIVITIES          (7,412)         (18,261)
                                                                               --------         --------

INCREASE IN CASH AND CASH EQUIVALENTS                                               531            1,111

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    3,764              727
                                                                               --------         --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $  4,295         $  1,838
                                                                               ========         ========


                                    # # # # #

                      Contact: Dennis L. Fink, EVP & CFO or
                   Jenny H. Parker, VP, Secretary & Treasurer
                                  404-443-2900